FIRST AMENDMENT TO THE
PENN CAPITAL FUNDS TRUST CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of July 17, 2017, to the Custody Agreement, dated as of October 22, 2015 (the “Agreement”), is entered into by and between PENN Capital Funds Trust, a Delaware statutory trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PENN CAPITAL FUNDS TRUST	U.S. BANK, N.A.
By: /s/ L. Matson	By: /s/ Michael L. Ceccato
Name: Lisa Matson	Name: Michael L. Ceccato
Title: Secretary	Title: Vice President

Amended Exhibit B to the Custody Agreement

Separate Series of PENN Capital Funds Trust

Name of Series

PENN Capital Small/Mid Cap Equity Fund
PENN Capital Small Cap Equity Fund
PENN Capital Opportunistic High Yield Fund
PENN Capital Senior Floating Rate Income Fund
PENN Capital Defensive Short Duration High Income Fund
PENN Capital Micro Cap Equity Fund
PENN Capital Small Cap Value Equity Fund